Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2003 relating to the consolidated financial statements and financial statements schedule of ICN Pharmaceuticals, Inc., which appears in ICN Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
October 16, 2003